Subject to Completion Dated October 16, 2024	October 2024 Preliminary Pricing Supplement dated October , 2024 Registration Statement No. 333-275898 Filed Pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Dual Directional Trigger PLUS Based on the Performance of a Basket of Two Equity Indices due October 1, 2027

Dual Directional Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Unlike conventional debt securities, the Dual Directional Trigger Performance Leveraged Upside SecuritiesSM (the “Trigger PLUS”) do not pay interest and do not guarantee any return of principal at maturity. At maturity, if the final basket value is greater than the initial basket value, investors will receive the stated principal amount of their investment plus a return reflecting the leveraged upside performance of the basket, subject to the maximum upside payment at maturity. If the final basket value is less than or equal to the initial basket value but greater than or equal to the trigger value, which is equal to 80% of the initial basket value, investors will receive the stated principal amount plus an unleveraged positive return equal to the absolute value of the percentage decline of the basket from the initial basket value to the final basket value, which will effectively be limited to a positive return of 20%. However, if the final basket value is less than the trigger value, investors will lose 1% of the stated principal amount for every 1% that the final basket value is less than the initial basket value. Under these circumstances, the payment at maturity will be less than 80% of the stated principal amount and could be zero. The Trigger PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income and upside above the maximum upside payment at maturity in exchange for the leverage feature, which applies to a limited range of positive performance of the basket, and an unleveraged absolute value return feature, which applies only if the final basket value is less than the initial basket value and greater than or equal to the trigger value. Investors may lose their entire investment in the Trigger PLUS. The Trigger PLUS are senior unsecured debt securities issued as part of Royal Bank of Canada’s Senior Global Medium-Term Notes, Series J program. All payments on the Trigger PLUS are subject to the credit risk of Royal Bank of Canada.

SUMMARY TERMS
Issuer:	Royal Bank of Canada
Basket:	The basket is composed of two equity indices (each, a “basket underlier” or an "index") weighted as set forth in the table below.
Basket underlier	Bloomberg symbol	Basket weighting	Initial basket underlier value*
Russell 2000® Index ("RTY")	RTY	75%
S&P 500® Index ("SPX")	SPX	25%
* With respect to each basket underlier, the closing value of that basket underlier on the trade date
Aggregate principal amount:	$
Stated principal amount:	$1,000 per Trigger PLUS
Pricing date:	October 18, 2024
Original issue date:	October 23, 2024
Valuation date:*	September 28, 2027
Maturity date:*	October 1, 2027
Payment at maturity:

You will receive on the maturity date a cash payment per Trigger PLUS determined as follows:

•     If the final basket value is greater than the initial basket value:

the lesser of (a) $1,000 + ($1,000 × leverage factor × basket return) and (b) maximum upside payment at maturity

•     If the final basket value is less than or equal to the initial basket value but greater than or equal to the trigger value:

$1,000 + (-1 × $1,000 × basket return)

In this scenario, you will receive a positive return on the Trigger PLUS equal to the absolute value of the basket return, even though the basket return is negative. In no event will this return exceed 20%.

•     If the final basket value is less than the trigger value:

$1,000 + ($1,000 × basket return)

Under these circumstances, the payment at maturity will be less than 80% of the stated principal amount. You will lose at least 20% and possibly all of the stated principal amount if the final basket value is less than the trigger value.

Maximum upside payment at maturity:	$1,296.00 per Trigger PLUS (129.60% of the stated principal amount)
Leverage factor:	200% (subject to the maximum upside payment at maturity). The leverage factor applies only if the final basket value is greater than the initial basket value.
Trigger value:	80, which is 80% of the initial basket value
Basket return:	(final basket value – initial basket value) / initial basket value
(terms continued on the next page)
Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to issuer
Per Trigger PLUS	$1,000.00	$25.00 (1) $5.00(2)	$970.00
Total	$	$	$

(1) RBCCM, acting as agent for Royal Bank of Canada, will receive a fee of $30.00 per Trigger PLUS and will pay to Morgan Stanley Wealth Management (“MSWM”) a fixed sales commission of $25.00 for each Trigger PLUS. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

(2) Of the amount received by RBCCM, acting as agent for Royal Bank of Canada, RBCCM will pay MSWM a structuring fee of $5.00 for each Trigger PLUS.

* Subject to postponement. See “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

The initial estimated value of the Trigger PLUS determined by us as of the pricing date, which we refer to as the initial estimated value, is expected to be between $912.12 and $962.12 per Trigger PLUS and will be less than the public offering price of the Trigger PLUS. The final pricing supplement relating to the Trigger PLUS will set forth the initial estimated value. The market value of the Trigger PLUS at any time will reflect many factors, cannot be predicted with accuracy and may be less than this amount. We describe the determination of the initial estimated value in more detail below.

An investment in the Trigger PLUS involves certain risks. See “Risk Factors” beginning on page 8 of this document and “Risk Factors” in the accompanying prospectus, prospectus supplement and product supplement.

You should read this document together with the documents listed below, each of which can be accessed via the hyperlinks below, before you decide to invest. Please also see “Additional Information about the Trigger PLUS” in this document.

Prospectus dated December 20, 2023	Prospectus Supplement dated December 20, 2023	Underlying Supplement No. 1A dated May 16, 2024	Product Supplement No. 1A dated May 16, 2024

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the Trigger PLUS or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. The Trigger PLUS will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The Trigger PLUS are not bail-inable notes and are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

Dual Directional Trigger PLUS Based on the Performance of a Basket of Two Equity Indices due October 1, 2027

Dual Directional Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Terms continued from previous page:
Initial basket value:	Set equal to 100 on the trade date
Final basket value:	100 × [1 + (sum of, for each basket underlier, its basket underlier return times its basket weighting)]
Basket underlier return:	With respect to each basket underlier, (final basket underlier value – initial basket underlier value) / initial basket underlier value
Final basket underlier value:	With respect to each basket underlier, the closing value of that basket underlier on the valuation date
CUSIP / ISIN:	78017GTY7 / US78017GTY79
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	RBC Capital Markets, LLC (“RBCCM”)
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Investment Summary

Dual Directional Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The Dual Directional Trigger PLUS Based on the Performance of a Basket of Two Equity Indices due October 1, 2027 (the “Trigger PLUS”) can be used:

▪	As an alternative to direct exposure to the basket that enhances returns for a certain range of positive performance of the basket, subject to the maximum upside payment at maturity

▪	To obtain an unleveraged positive return for a limited range of negative performance of the basket

▪	To enhance returns and potentially outperform the basket in a moderately bullish or moderately bearish scenario

▪	To achieve similar levels of upside exposure to the basket as a direct investment, subject to the maximum upside payment at maturity, while using fewer dollars by taking advantage of the leverage factor

If the final basket value is less than the trigger value, the Trigger PLUS are exposed on a 1:1 basis to the negative performance of the basket.

Maturity:	Approximately 35 months
Leverage factor:	200% (applicable only if the final basket value is greater than the initial basket value)
Trigger value:	80% of the initial basket value
Maximum upside payment at maturity:	$1,296.00 per Trigger PLUS (129.60% of the stated principal amount)
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the Trigger PLUS.
Interest:	None

Key Investment Rationale

Investors may lose their entire investment. The Trigger PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income and upside above the maximum upside payment at maturity in exchange for the leverage feature, which applies to a limited range of positive performance of the basket, and an unleveraged absolute value return feature, which applies only if the final basket value is less than the initial basket value and greater than or equal to the trigger value. Investors may lose their entire investment in the Trigger PLUS.

Leveraged Upside Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance of the basket relative to a direct investment in the basket.
Absolute Return Feature	The Trigger PLUS enable investors to obtain an unleveraged positive return if the final basket value is less than or equal to the initial basket value but is greater than or equal to the trigger value.
Upside Scenario if the Underlier Appreciates	The final basket value is greater than the initial basket value. In this case, at maturity, we will pay the stated principal amount of $1,000 plus a return equal to 200% of the basket return, subject to the maximum upside payment at maturity of $1,296.00 per Trigger PLUS (129.60% of the stated principal amount).
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Absolute Return Scenario	The final basket value is less than or equal to the initial basket value, but is greater than or equal to the trigger value, which is 80% of the initial basket value. In this case, you receive a 1% positive return on the Trigger PLUS for each 1% decline in the value of the basket. For example, if the final basket value is 10% less than the initial basket value, the Trigger PLUS will provide a total positive return of 10% at maturity. The maximum return you may receive in this scenario is a positive 20% return at maturity.
Downside Scenario	The final basket value is less than the trigger value. In this case, at maturity, we will pay less than 80% of the stated principal amount and the percentage loss of the stated principal amount will be equal to the percentage decrease from the initial basket value to the final basket value. There is no minimum payment at maturity.
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Additional Information

You should read this document together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which the Trigger PLUS are a part, the underlying supplement no. 1A dated May 16, 2024 and the product supplement no. 1A dated May 16, 2024. This document, together with these documents, contains the terms of the Trigger PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this document and the documents listed below. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the Trigger PLUS offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its date.

If the information in this document differs from the information contained in the documents listed below, you should rely on the information in this document.

You should carefully consider, among other things, the matters set forth in “Risk Factors” in this document and the documents listed below, as the Trigger PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Trigger PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

•	Prospectus Supplement dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

•	Underlying Supplement No. 1A dated May 16, 2024:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324006773/dp211259_424b2-us1a.htm

•	Product Supplement No. 1A dated May 16, 2024:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324006777/dp211286_424b2-ps1a.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this document, “Royal Bank of Canada,” the “Bank,” “we,” “our” and “us” mean only Royal Bank of Canada.

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How the Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$1,000 per Trigger PLUS
Leverage factor:	200% (applicable only if the final basket value is greater than the initial basket value)
Trigger value:	80% of the initial basket value
Maximum upside payment at maturity:	$1,296.00 per Trigger PLUS (129.60% of the stated principal amount)
Minimum payment at maturity:	None

Trigger PLUS Payoff Diagram

■ The Trigger PLUS	■ The Basket

Scenario Analysis

▪	Upside Scenario. If the final basket value is greater than the initial basket value, then at maturity investors would receive the $1,000 stated principal amount plus a return reflecting 200% of the appreciation of the basket from the initial basket value to the final basket value, subject to the maximum upside payment at maturity. Under the terms of the Trigger PLUS, investors would realize the maximum upside payment at maturity at a final basket value of 114.80% of the initial basket value.

▪	If the basket appreciates 3%, at maturity investors would receive a return of 6%, or $1,060.00 per Trigger PLUS, or 106.00% of the stated principal amount.

▪	If the basket appreciates 50%, at maturity investors would receive only the maximum payment of $1,296.00 per Trigger PLUS, or 129.60% of the stated principal amount.

▪	Absolute Return Scenario. If the final basket value is less than or equal to the initial basket value but is greater than or equal to the trigger value, the investor would receive a 1% positive return on the Trigger PLUS for each 1% decline in the basket.

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▪	If the basket depreciates by 10%, the investor would receive a return of 10%, or $1,100.00 per Trigger PLUS, or 110% of the stated principal amount.

▪	The maximum return you may receive in this scenario is a positive 20% return at maturity.

▪	Downside Scenario. If the final basket value is less than the trigger value, at maturity investors would receive an amount that is less than 80% of the $1,000 stated principal amount and that reflects a 1% loss of principal for each 1% decline in the basket. Investors may lose their entire initial investment in the Trigger PLUS.

▪	If the basket depreciates 50%, at maturity investors would lose 50% of their principal and receive only $500.00 per Trigger PLUS, or 50% of the stated principal amount.

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Risk Factors

An investment in the Trigger PLUS involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Trigger PLUS. Some of the risks that apply to an investment in the Trigger PLUS are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Trigger PLUS unless you understand and can bear the risks of investing in the Trigger PLUS.

Risks Relating to the Terms and Structure of the Trigger PLUS

▪	The Trigger PLUS do not pay interest or guarantee return of principal. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee payment of the stated principal amount at maturity. Instead, if the final basket value is less than the trigger value, which is 80% of the initial basket value, the payment at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each Trigger PLUS by a percentage equal to the percentage decrease from the initial basket value to the final basket value. There is no minimum payment at maturity on the Trigger PLUS, and, accordingly, you could lose your entire initial investment in the Trigger PLUS.

▪	The appreciation potential of the Trigger PLUS is limited by the maximum upside payment at maturity. The appreciation potential of the Trigger PLUS is limited by the maximum upside payment at maturity of $1,296.00 per Trigger PLUS, or 129.60% of the stated principal amount. Although the leverage factor provides 200% exposure to any increase in the final basket value as compared to the initial basket value on the valuation date, because the payment at maturity will be limited to 129.60% of the stated principal amount for the Trigger PLUS, any increase in the final basket value over the initial basket value by more than 14.80% will not further increase the return on the Trigger PLUS.

▪	Your potential for a positive return from depreciation of the basket is limited. The absolute value return feature applies only if the final basket value is less than the initial basket value but greater than or equal to the trigger value. thus, any return potential of the Trigger PLUS in the event that the final basket value is less than the initial basket value is limited by trigger barrier value. Any decline in the final basket value below the barrier value will result in a loss, rather than a positive return, on the Trigger PLUS.

▪	Your return on the Trigger PLUS may be lower than the return on a conventional debt security of comparable maturity. The return that you will receive on the Trigger PLUS, which could be negative, may be less than the return you could earn on other investments. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money, such as inflation.

▪	Payments on the Trigger PLUS are subject to our credit risk, and market perceptions about our creditworthiness may adversely affect the market value of the Trigger PLUS. The Trigger PLUS are our senior unsecured debt securities, and your receipt of any amounts due on the Trigger PLUS is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Trigger PLUS and you could lose your entire investment. In addition, any negative changes in market perceptions about our creditworthiness may adversely affect the market value of the Trigger PLUS.

▪	Changes in the value of one basket underlier may be offset by changes in the value of the other basket underlier. A change in the value of one basket underlier may not correlate with changes in the value of the other basket underlier. The value of one basket underlier may increase, while the value of the other basket underlier may not increase as much, or may even decrease. Therefore, in determining the value of the basket as of any time, increases in the value of one basket underlier may be moderated, or wholly offset, by lesser increases or decreases in the value of the other basket underlier. Further, because the basket underliers are unequally weighted, increases in the value of the lower-weighted basket underlier may be offset by even small decreases in value of the more heavily weighted basket underlier.

▪	Any payment on the Trigger PLUS will be determined based on the closing values of the basket underliers on the dates specified. Any payment on the Trigger PLUS will be determined based on the closing values of the basket underliers on the dates specified. You will not benefit from any more favorable values of the basket underliers determined at any other time.

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▪	The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Trigger PLUS, and significant aspects of the tax treatment of the Trigger PLUS are uncertain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS.

Risks Relating to the Initial Estimated Value of the Trigger PLUS and the Secondary Market for the Trigger PLUS

▪	There may not be an active trading market for the Trigger PLUS; sales in the secondary market may result in significant losses. There may be little or no secondary market for the Trigger PLUS. The Trigger PLUS will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Trigger PLUS; however, they are not required to do so and, if they choose to do so, may stop any market-making activities at any time. Because other dealers are not likely to make a secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which RBCCM or any of our other affiliates is willing to buy the Trigger PLUS. Even if a secondary market for the Trigger PLUS develops, it may not provide enough liquidity to allow you to easily trade or sell the Trigger PLUS. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Trigger PLUS in any secondary market could be substantial. If you sell your Trigger PLUS before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer significant losses. The Trigger PLUS are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Trigger PLUS to maturity.

▪	The initial estimated value of the Trigger PLUS will be less than the public offering price. The initial estimated value of the Trigger PLUS will be less than the public offering price of the Trigger PLUS and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Trigger PLUS in any secondary market (if any exists) at any time. If you attempt to sell the Trigger PLUS prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the values of the basket underliers, the internal funding rate we pay to issue securities of this kind (which is lower than the rate at which we borrow funds by issuing conventional fixed rate debt) and the inclusion in the public offering price of the agent’s commissions, our estimated profit and the estimated costs relating to our hedging of the Trigger PLUS. These factors, together with various credit, market and economic factors over the term of the Trigger PLUS, are expected to reduce the price at which you may be able to sell the Trigger PLUS in any secondary market and will affect the value of the Trigger PLUS in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Trigger PLUS prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the agent’s commissions, our estimated profit or the hedging costs relating to the Trigger PLUS. In addition, any price at which you may sell the Trigger PLUS is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Trigger PLUS determined for any secondary market price is expected to be based on a secondary market rate rather than the internal funding rate used to price the Trigger PLUS and determine the initial estimated value. As a result, the secondary market price will be less than if the internal funding rate were used.

▪	The initial estimated value of the Trigger PLUS is only an estimate, calculated as of the pricing date. The initial estimated value of the Trigger PLUS is based on the value of our obligation to make the payments on the Trigger PLUS, together with the mid-market value of the derivative embedded in the terms of the Trigger PLUS. See “Structuring the Trigger PLUS” below. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends, interest rates and volatility and the expected term of the Trigger PLUS. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Trigger PLUS or similar securities at a price that is significantly different than we do.

The value of the Trigger PLUS at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Trigger PLUS in any secondary market, if any, should be expected to differ materially from the initial estimated value of the Trigger PLUS.

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Risks Relating to Conflicts of Interest and Our Trading Activities

▪	Hedging and trading activity by us and our affiliates could potentially adversely affect the value of the Trigger PLUS. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Trigger PLUS (and possibly to other instruments linked to the basket or the securities it represents), including trading in those securities as well as in other related instruments. Some of our affiliates also may conduct trading activities relating to the basket on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial basket underlier values and, therefore, could increase the values at or above which the basket underliers must close on the valuation date so that investors do not suffer a loss on their initial investment in the Trigger PLUS. Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect the closing values of the basket underliers on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪	Our and our affiliates’ business and trading activities may create conflicts of interest. You should make your own independent investigation of the merits of investing in the Trigger PLUS. Our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Trigger PLUS due to our and our affiliates’ business and trading activities, and we and our affiliates have no obligation to consider your interests in taking any actions that might affect the value of the Trigger PLUS. Trading by us and our affiliates may adversely affect the values of the basket underliers and the market value of the Trigger PLUS. See “Risk Factors—Risks Relating to Conflicts of Interest” in the accompanying product supplement.

▪	RBCCM’s role as calculation agent may create conflicts of interest. As calculation agent, our affiliate, RBCCM, will determine any values of the basket underliers and make any other determinations necessary to calculate any payments on the Trigger PLUS. In making these determinations, the calculation agent may be required to make discretionary judgments, including those described under “—Risks Relating to the Basket Underliers” below. In making these discretionary judgments, the economic interests of the calculation agent are potentially adverse to your interests as an investor in the Trigger PLUS, and any of these determinations may adversely affect any payments on the Trigger PLUS. The calculation agent will have no obligation to consider your interests as an investor in the Trigger PLUS in making any determinations with respect to the Trigger PLUS.

Risks Relating to the Basket Underliers

▪	You will not have any rights to the securities included in any basket underlier. As an investor in the Trigger PLUS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities included in any basket underlier. Each basket underlier is a price return index and its return does not reflect regular cash dividends paid by its components.

▪	The Trigger PLUS are subject to small-capitalization companies risk with respect to the RTY Index. The RTY Index tracks securities issued by companies with relatively small market capitalizations. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies. As a result, the value of the RTY Index may be more volatile than that of a market measure that does not track solely small-capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded and may be less attractive to many investors if they do not pay dividends. In addition, small-capitalization companies are often less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Small-capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large-capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

▪	Any payment on the Trigger PLUS may be postponed and adversely affected by the occurrence of a market disruption event. The timing and amount of any payment on the Trigger PLUS is subject to adjustment upon the occurrence of a market disruption event affecting a basket underlier. If a market disruption event persists for a sustained period, the calculation agent may make a determination of the closing value of any affected basket

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underlier. See “General Terms of the Notes—Indices—Market Disruption Events,” “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

▪	Adjustments to a basket underlier could adversely affect any payments on the Trigger PLUS. The sponsor of a basket underlier may add, delete, substitute or adjust the securities composing that basket underlier or make other methodological changes to that basket underlier that could affect its performance. The calculation agent will calculate the value to be used as the closing value of a basket underlier in the event of certain material changes in, or modifications to, that basket underlier. In addition, the sponsor of a basket underlier may also discontinue or suspend calculation or publication of that basket underlier at any time. Under these circumstances, the calculation agent may select a successor index that the calculation agent determines to be comparable to the discontinued basket underlier or, if no successor index is available, the calculation agent will determine the value to be used as the closing value of that basket underlier. Any of these actions could adversely affect the value of a basket underlier and, consequently, the value of the Trigger PLUS. See “General Terms of the Notes—Indices—Discontinuation of, or Adjustments to, an Index” in the accompanying product supplement.

▪	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the Trigger PLUS. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the Trigger PLUS or securities included in any basket underlier, or engaging in transactions in them, and any such action could adversely affect the value of the affected basket underlier. These regulatory actions could result in restrictions on the Trigger PLUS and could result in the loss of a significant portion of your initial investment in the Trigger PLUS, including if you are forced to divest the Trigger PLUS due to the government mandates, especially if such divestment must be made at a time when the value of the Trigger PLUS has declined.

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Information about the Basket

The following graph is calculated to show the performance of the basket during the period from January 2, 2019 through October 14, 2024, assuming that, on January 2, 2019, the basket underliers were weighted as set forth on the front cover of this document and the initial basket value was set equal to 100. We obtained the information in the table and graph below from Bloomberg Financial Services, without independent verification. You should not take the hypothetical historical performance of the basket as an indication of its future performance, and no assurance can be given as to the value of the basket on the valuation date.

Hypothetical Historical Basket Performance January 2, 2019 to October 14, 2024

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Russell 2000® Index

The RTY Index measures the capitalization-weighted price performance of 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges and is designed to track the performance of the small-capitalization segment of the U.S. equity market. For more information about the RTY Index, see “Indices—The Russell Indices” in the accompanying underlying supplement.

The table below sets forth the published high and low closing values of the RTY Index for each quarter in the period from January 2, 2019 through October 14, 2024. The graph below sets forth the daily closing values of the RTY Index for that period. We obtained the information in the table and graph below from Bloomberg Financial Services, without independent verification. You should not take the historical performance of the RTY Index as an indication of its future performance, and no assurance can be given as to the value of the RTY Index on the valuation date.

Information as of market close on October 14, 2024:

Bloomberg Ticker Symbol:	RTY	52 Weeks Ago:	1,747.061
Current Basket Underlier Value:	2,248.639	52 Week High:	2,263.674
		52 Week Low:	1,636.938

The Russell 2000® Index	High	Low
2019
First Quarter	1,590.062	1,330.831
Second Quarter	1,614.976	1,465.487
Third Quarter	1,585.599	1,456.039
Fourth Quarter	1,678.010	1,472.598
2020
First Quarter	1,705.215	991.160
Second Quarter	1,536.895	1,052.053
Third Quarter	1,592.287	1,398.920
Fourth Quarter	2,007.104	1,531.202
2021
First Quarter	2,360.168	1,945.914
Second Quarter	2,343.758	2,135.139
Third Quarter	2,329.359	2,130.680
Fourth Quarter	2,442.742	2,139.875
2022
First Quarter	2,272.557	1,931.288
Second Quarter	2,095.440	1,649.836
Third Quarter	2,021.346	1,655.882
Fourth Quarter	1,892.839	1,682.403
2023
First Quarter	2,001.221	1,720.291
Second Quarter	1,896.333	1,718.811
Third Quarter	2,003.177	1,761.609
Fourth Quarter	2,066.214	1,636.938
2024
First Quarter	2,124.547	1,913.166
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Second Quarter	2,109.459	1,942.958
Third Quarter	2,263.674	2,026.727
Fourth Quarter (through October 14, 2024)	2,248.639	2,180.146

The Russell 2000® Index – Historical Closing Values January 2, 2019 to October 14, 2024

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S&P 500® Index

The SPX Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the SPX Index, see “Indices—The S&P U.S. Indices” in the accompanying underlying supplement.

The table below sets forth the published high and low closing values of the SPX Index for each quarter in the period from January 1, 2019 through October 14, 2024. The graph below sets forth the daily closing values of the SPX Index for that period. We obtained the information in the table and graph below from Bloomberg Financial Services, without independent verification. You should not take the historical performance of the SPX Index as an indication of its future performance, and no assurance can be given as to the value of the SPX Index on the valuation date.

Information as of market close on October 14, 2024:

Bloomberg Ticker Symbol:	SPX	52 Weeks Ago:	4,373.63
Current Basket Underlier Value:	5,859.85	52 Week High:	5,859.85
		52 Week Low:	4,117.37

The S&P 500® Index	High	Low
2019
First Quarter	2,854.88	2,447.89
Second Quarter	2,954.18	2,744.45
Third Quarter	3,025.86	2,840.60
Fourth Quarter	3,240.02	2,887.61
2020
First Quarter	3,386.15	2,237.40
Second Quarter	3,232.39	2,470.50
Third Quarter	3,580.84	3,115.86
Fourth Quarter	3,756.07	3,269.96
2021
First Quarter	3,974.54	3,700.65
Second Quarter	4,297.50	4,019.87
Third Quarter	4,536.95	4,258.49
Fourth Quarter	4,793.06	4,300.46
2022
First Quarter	4,796.56	4,170.70
Second Quarter	4,582.64	3,666.77
Third Quarter	4,305.20	3,585.62
Fourth Quarter	4,080.11	3,577.03
2023
First Quarter	4,179.76	3,808.10
Second Quarter	4,450.38	4,055.99
Third Quarter	4,588.96	4,273.53
Fourth Quarter	4,783.35	4,117.37
2024
First Quarter	5,254.35	4,688.68
Second Quarter	5,487.03	4,967.23
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Third Quarter	5,762.48	5,186.33
Fourth Quarter (through October 14, 2024)	5,859.85	5,695.94

The S&P 500® Index – Historical Closing Values January 2, 2019 to October 14, 2024

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Additional Information about the Trigger PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions
Minimum ticketing size:	$1,000 / 1 Trigger PLUS
Trustee:	The Bank of New York Mellon
Calculation agent:	RBCCM
Use of proceeds and hedging:	The net proceeds from the sale of the Trigger PLUS will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Royal Bank of Canada associated with its obligation to make the payment at maturity on the Trigger PLUS. The initial public offering price of the Trigger PLUS includes the underwriting discount and commission and the estimated cost of hedging our obligations under the Trigger PLUS.

United States Federal Income Tax Considerations

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Trigger PLUS.

Generally, this discussion assumes that you purchased the Trigger PLUS for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the basket underliers. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a Trigger PLUS.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the Trigger PLUS for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying product supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Moreover, because this treatment of the Trigger PLUS and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the Trade Date. A different tax treatment could be adverse to you. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your Trigger PLUS (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your Trigger PLUS should be treated as short-term capital gain or loss unless you have held the Trigger PLUS for more than one year, in which case your gain or loss should be treated as long-term capital gain or loss.

We do not plan to request a ruling from the IRS regarding the treatment of the Trigger PLUS. An alternative characterization of the Trigger PLUS could materially and adversely affect the tax consequences of ownership and disposition of the Trigger PLUS, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

Non-U.S. Holders. As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the Trigger PLUS with regard to Non-U.S. Holders. Our determination is

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not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the Trigger PLUS.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Canadian Federal Income Tax Consequences

You should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, RBCCM, an affiliate of Royal Bank of Canada, will purchase the Trigger PLUS from Royal Bank of Canada for distribution to MSWM. RBCCM will act as agent for the Trigger PLUS and will receive the fee specified on the front cover of this document and will pay to MSWM a fixed sales commission for each of the Trigger PLUS they sell as specified on the front cover of this document. Of the fee received by RBCCM, RBCCM will pay MSWM a structuring fee for each Trigger PLUS as specified on the front cover of this document. The costs included in the original issue price of the Trigger PLUS will include a fee paid by RBCCM to LFT Securities, LLC, an entity in which an affiliate of MSWM has an ownership interest, for providing certain electronic platform services with respect to this offering.

MSWM may reclaim selling concessions allowed to individual brokers within MSWM in connection with the offering if, within 30 days of the offering, Royal Bank of Canada repurchases the Trigger PLUS distributed by such brokers.

The value of the Trigger PLUS shown on your account statement may be based on RBCCM’s estimate of the value of the Trigger PLUS if RBCCM or another of our affiliates were to make a market in the Trigger PLUS (which it is not obligated to do). That estimate will be based on the price that RBCCM may pay for the Trigger PLUS in light of then-prevailing market conditions, our creditworthiness and transaction costs. For an initial period of approximately seventeen months after the original issue date, the value of the Trigger PLUS that may be shown on your account statement is expected to be higher than RBCCM’s estimated value of the Trigger PLUS at that time. This is because the estimated value of the Trigger PLUS will not include the agent’s commission and our hedging costs and profits; however, the value of the Trigger PLUS shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of the agent’s commission and our estimated costs and profits from hedging the Trigger PLUS. This excess is expected to decrease over time until the end of this period, and we reserve the right to shorten this period. After this period, if RBCCM repurchases your Trigger PLUS, it expects to do so at prices that reflect its estimated value.

RBCCM or another of its affiliates or agents may use this document in market-making transactions after the initial sale of the Trigger PLUS, but is under no obligation to do so and may discontinue any market-making activities at any time without notice. Unless RBCCM or its agent informs the purchaser otherwise in the confirmation of sale, this document is being used in a market-making transaction.

For additional information about the settlement cycle of the Trigger PLUS, see “Plan of Distribution” in the accompanying prospectus. For additional information as to the relationship between us and RBCCM, see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

Structuring the Trigger PLUS

The Trigger PLUS are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the Trigger PLUS reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under structured notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. The lower internal funding rate, the agent’s commission and the hedging-related costs relating to the Trigger PLUS reduce the economic terms of the Trigger PLUS to you and result in the initial estimated value for the Trigger PLUS being less than their public offering price. Unlike the initial estimated value, any value of the Trigger PLUS determined

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for purposes of a secondary market transaction may be based on a second market rate, which may result in a lower value for the Trigger PLUS than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Trigger PLUS, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with RBCCM and/or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, volatility and the tenor of the Trigger PLUS. The economic terms of the Trigger PLUS and the initial estimated value depend in part on the terms of these hedging arrangements.

See “Risk Factors—Risks Relating to the Initial Estimated Value of the Trigger PLUS and the Secondary Market for the Trigger PLUS—The initial estimated value of the Trigger PLUS will be less than the public offering price” above.

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